CODE OF BUSINESS CONDUCT

ADVANCED DISPOSAL

This Code of Business Conduct, in conjunction with the Policies and Procedures adopted by ADVANCED DISPOSAL in its Handbook and elsewhere, is designed to:

1.	Sustain a culture where ethical and legal conduct is recognized, valued and exemplified by all employees.

2.	Establish employee compliance standards and procedures that are reasonably capable of reducing the prospect of unethical or illegal conduct.

3.	Identify corporate representatives who have overall responsibility to oversee compliance with ADVANCED DISPOSAL’s Code of Business Conduct and Policies and Procedures.

4.	Effectively communicate our standards of business and ethical conduct to all employees.

5.	Establish procedures for detecting and reporting unethical or illegal conduct designed to encourage employees to report potential wrongdoing.

6.	Create an enforcement mechanism to ensure that employees who violate our standards of business and ethical conduct, or who fail to enforce these standards, are appropriately disciplined.

7.	Ensure that all reasonable and appropriate steps are taken to respond to a violation of our standards to prevent similar violations in the future.
APPLICABILITY AND SCOPE
This Code of Business Conduct applies to the directors, managers, officers and employees (hereinafter collectively referred to as “employees”) of ADS Waste Holdings, Inc. (“ADVANCED DISPOSAL”), as well as to the directors, managers, officers and employees of subsidiary companies of ADVANCED DISPOSAL. While we expect all of our employees to govern themselves by the highest ethical standards - whether unionized or not - to the extent the terms of this code or any Company policy conflict with an applicable collective bargaining agreement (“CBA”), the terms of the CBA shall govern, and nothing in this Code or our other Company policies is intended to interfere with employees’ rights to engage in protected concerted activity.
References in this document to “ADVANCED DISPOSAL” or “ADVANCED DISPOSAL employees” are meant to include the subsidiary companies of ADS WASTE HOLDINGS, INC. and their employees.
This Code of Business Conduct covers a wide range of business practices and procedures. It does not attempt to cover every issue that may arise, but it sets out basic principles to guide all Company personnel. In general, if you are unsure about the proper course of action in a given situation, you should contact your supervisor, manager, or the ADVANCED DISPOSAL Legal department for further guidance before you act.
All ADVANCED DISPOSAL employees shall require that all others representing ADVANCED DISPOSAL, such as agents, consultants, independent contractors and distributors, agree to conduct their activities consistent with this Code of Business Conduct.
This Code of Business Conduct is not an employment contract or a promise of continued employment. Rather, this Code of Business Conduct is a guideline, which ADVANCED DISPOSAL may change or amend in its sole discretion as it may deem necessary or appropriate in order to further ethical business practices.
This Code of Business Conduct is supplemented with the Policies and Procedures adopted by ADVANCED DISPOSAL. Employees are encouraged to familiarize themselves with ADVANCED DISPOSAL’s other policies and procedures, including but not limited to those contained in the

ADVANCED DISPOSAL Handbook, which relate to ADVANCED DISPOSAL’s expectations that its employees govern themselves by the highest ethical standards.
This edition of the Code of Business Conduct supersedes all prior codes of business conduct as well as any and all other ADVANCED DISPOSAL policies to the extent inconsistent with this Code of Business Conduct. No ADVANCED DISPOSAL employee or officer is authorized to approve a deviation from this Code of Business Conduct without the express prior written approval of the CEO of Advanced Disposal.

Any waivers to this Code of Business Conduct for executive officers or directors may only be made by ADVANCED DISPOSAL'S board of directors and will be disclosed to shareholders.DE OF BUSINE CONDUCT
QUESTIONS AND REPORTING VIOLATIONS; CONFIDENTIALITY; NO RETALIATION
Any questions regarding this Code of Business Conduct or the applicability of particular laws or regulations to any work on behalf of ADVANCED DISPOSAL should be directed to the employee’s supervisor, who will consult as necessary with the ADVANCED DISPOSAL Legal Department or follow the notification procedures set forth in relevant Policies and Procedures. Awareness of any potential or actual violations of this Code of Business Conduct or any potential or actual legal problems relating to an employee’s work should also be directed to a supervisor, or the ADVANCED DISPOSAL Legal Department. Any employee who is instructed by a supervisor to engage in improper conduct, or who suspects improper conduct is occurring, should immediately inform the next level of management not involved in the improper conduct. While following the chain-of-command in resolving questions and reporting violations is encouraged, if it is uncomfortable to do so, do not hesitate to contact the Legal Department, or the ADVANCED DISPOSAL Compliance Hotline.
The ADVANCED DISPOSAL compliance hotline can be accessed via website, www.AdvancedDisposalHotline.ethicspoint.com, or phone, 1-866-827-7637. The hotline is staffed 24 hours a day, 7 days a week by a third party service provider. Calls to this hotline can be made anonymously; the matter will be referred to executive-level ADVANCED DISPOSAL managers for investigation and action, as appropriate.
To the extent possible, the identity of an employee reporting suspected or actual improper conduct will be kept confidential. No retaliation against an employee making such a report in good faith will be tolerated. Anyone engaging in retaliatory conduct will be subject to immediate discipline, up to and including termination of employment.
OBSERVANCE OF LAWS AND REGULATIONS; DISCIPLINARY ACTION
It is the policy of ADVANCED DISPOSAL to comply with all laws and regulations applicable to its business. ADVANCED DISPOSAL expects employees to conduct their business dealings in accordance with the letter and spirit of all laws and regulations, and to refrain from any form of illegal, dishonest, or unethical conduct. We expect all of our employees to conduct business according to the highest ethical standards of conduct. Employees at all levels within ADVANCED DISPOSAL will be subject to discipline, up to and including termination, for failing to adhere to this Code of Business Conduct, for ignoring and not reporting observed violations of the Code of Business Conduct by others, for refusing to cooperate with ADVANCED DISPOSAL during an investigation into an alleged violation of the Code of Business Conduct, or for falsely reporting alleged violations or reporting alleged violations in bad faith. In addition, the Company may refer unlawful acts or omissions to appropriate law enforcement agencies.

Employees may not utilize third parties to engage in transactions that would be unethical or illegal for ADVANCED DISPOSAL to engage in directly.
INSIDE INFORMATION AND SECURITIES TRADING
Employees may learn of important information about ADVANCED DISPOSAL or about other companies before such information is known publicly. It is illegal to buy or sell stock based on material inside information or to pass this information on to someone else who then buys or sells stocks. To reduce the chance of disclosing what may be material inside information, care should be taken in discussing ADVANCED DISPOSAL business in casual conversation or in public places.
CONFLICT OF INTEREST
ADVANCED DISPOSAL business is dependent upon the public’s continued trust and confidence. It is important to recognize that the appearance of a conflict of interest may be just as damaging to ADVANCED DISPOSAL’s reputation as a real conflict. The primary principle underlying this policy is that employees can never permit their personal interests to conflict, or appear to conflict, with the interests of ADVANCED DISPOSAL or its customers. Employees should avoid any business relationship with relatives, other people or businesses that might impair, or even appear to impair, the proper performance of their job responsibilities. Avoid actions or business relationships that might tend to affect an employee’s independent judgment with respect to dealings between any ADVANCED DISPOSAL operations and any other business or individuals.
Except as contemplated by the Company’s Certificate of Incorporation, an employee shall not engage in a profit-making occupation outside of their regular assignment with ADVANCED DISPOSAL if this outside employment:

•	competes with ADVANCED DISPOSAL or provides services and assistance to a competitor;

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interferes with the employee’s assigned duties with ADVANCED DISPOSAL, such as requiring ADVANCED DISPOSAL time or facilities to perform the duties relating to the outside employment ( e.g., making or receiving phone calls or e-mail messages, handling correspondence, or receiving visits from customers);

•	embarrasses or establishes a conflict of interest with ADVANCED DISPOSAL; or

•	diminishes the employee’s ability to give the necessary time and competence to their duties with ADVANCED DISPOSAL.
ADVANCED DISPOSAL expressly prohibits its employees from making any investment in any competing business organization, or any supplier, subcontractor, or customer of ADVANCED DISPOSAL, except where such investment consists of ownership of less than 3% of the outstanding securities of a publicly owned corporation. Full-time employees are expected to devote their normal working time, attention, and energies to the performance of their duties with ADVANCED DISPOSAL.
Employees, or their relatives, shall not directly or indirectly enter into leases or other business transactions with an ADVANCED DISPOSAL business without the express prior written approval of both the CEO and CFO of ADVANCED DISPOSAL. Similarly, employees should not directly or indirectly benefit personally from any purchase of goods or services made by ADVANCED DISPOSAL.
Questions regarding a possible conflict of interest or the appropriateness of outside employment should be directed to the ADVANCED DISPOSAL Legal Department.
CORPORATE OPPORTUNITIES

Except as contemplated by the Company’s Certificate of Incorporation, if an employee becomes aware of a business opportunity that ADVANCED DISPOSAL may have an interest in pursuing, the employee should first present the opportunity to ADVANCED DISPOSAL. Employees are prohibited from taking, or directing another company to take, a business opportunity discovered through the use of ADVANCED DISPOSAL'S property, information, or their position at ADVANCED DISPOSAL and are also prohibited from using ADVANCED DISPOSAL'S property, information, or their position for personal gain and from competing with ADVANCED DISPOSAL.
BRIBES, KICKBACKS AND OTHER UNLAWFUL PAYMENTS
Bribes, kickbacks and other unlawful payments are unethical and often criminal acts. Any employee found to have directly or indirectly participated in a bribe or kickback is subject to immediate discipline, up to and including termination. Engaging in practices or procedures that might conceal or facilitate bribery, kickbacks, or any other illegal or improper payments or receipts may subject ADVANCED DISPOSAL and the employee to both civil and criminal legal proceedings.
Likewise, it is expected that employees will not involve themselves, directly or indirectly, in any payments, gifts or promises ( e.g., promise of future employment or retention) to federal, state, or local government officials to secure any business or favor, or to influence any official act.
Employees should be certain that all invoices for which they are responsible accurately reflect the actual products or services purchased or sold, and the true, complete, usual and customary prices and terms of the transaction. Payments and financial transactions involving ADVANCED DISPOSAL must be authorized, recorded and processed according to Generally Accepted Accounting Principles (GAAP) and established internal procedures. All receipts and disbursements must be documented and supported. Corporate funds may not be used for any unlawful, personal, or unethical purpose. No undisclosed or unrecorded corporate fund may be established for any purpose.
GIFTS, GRATUITIES AND ENTERTAINMENT
ADVANCED DISPOSAL policy states that all employees should decline any gifts from vendors and suppliers, no matter how small, in order to avoid the appearance of impropriety. ADVANCED DISPOSAL recognizes that situations may arise where an unsolicited gift cannot be returned without causing embarrassment to the giver and, therefore, may be kept by the ADVANCED DISPOSAL employee who received it without violating ADVANCED DISPOSAL policy. These situations may occur when the unsolicited gift:

•	is of nominal value (not in excess of $100) and is given at Christmas, other holidays or special occasions.

•	consists of a reasonable lunch, dinner or other business meeting expense.

•	is expressly approved by your supervisor.

•	is not knowingly in violation of the giver’s code of conduct or applicable law.
ADVANCED DISPOSAL employees may provide or pay for reasonable and customary meal, refreshment, and entertainment expenses of customers and suppliers unless prohibited by law, rule, regulation or the customer’s or supplier’s policy. Travel and/or lodging expenses of customers and/or suppliers may be provided only with prior supervisory approval.
In addition, ADVANCED DISPOSAL employees may receive awards given by charitable, educational, civil or religious organizations for meritorious contributions or service.
ADVANCED DISPOSAL employees should be aware that the Federal Acquisition Regulations (“FARs”) set forth restrictions and/or prohibitions which apply to the use of business courtesies with federal employees. All ADVANCED DISPOSAL employees are required to adhere to FAR requirements regarding gifts and gratuities when dealing with U.S. government officials. In addition to the FARs, state, local and foreign governments may have similar or related restrictions pertaining to business courtesies. ADVANCED DISPOSAL employees working within the state, local, or foreign jurisdiction in which these restrictions apply are required to know and respect all such rules and regulations. Advanced Disposal has operations in a foreign country and as such, the U.S. Foreign Corrupt Practices Act and other laws prohibit companies from using unethical practices in conducting foreign business. In particular, employees and agents of Advanced Disposal may not offer or give bribes, gifts, or gratuities to any foreign officials, such as officers or employees of government departments and agencies, or to foreign political parties or their officials or candidates. This rule is still in force even if the foreign country does not prohibit the offering or giving of bribes.
If an employee is at any time uncertain as to the applicable rules and regulations governing these matters, questions regarding the propriety or legality of providing or accepting any meal, refreshment, transportation, entertainment, gift, or anything of monetary value should be referred to his or her supervisor or the ADVANCED DISPOSAL Legal Department.
DISCRIMINATION, HARASSMENT AND DIVERSITY
ADVANCED DISPOSAL is committed to maintaining a work environment that is free of all forms of illegal discrimination, including harassment, and is accepting of diversity. ADVANCED DISPOSAL believes that all employees should be treated, and should treat each other, with dignity and respect. ADVANCED DISPOSAL is committed to enforcing the mandates of applicable local, state and federal laws that (1) forbid unlawful employment discrimination based on an individual’s age, ancestry, citizenship, color, creed, disability, marital status, genetic information, national origin, nationality, parental or familial status, pregnancy, race, religion, sex, sexual orientation, veteran status, or other protected group status, (2) prohibit unlawful harassment, including racial and sexual harassment, and (3) require affirmative action.
ADVANCED DISPOSAL has adopted a policy regarding both the prevention of harassment and discrimination and how to deal with allegations of harassment or discrimination; that policy is incorporated by reference.
WORKER HEALTH AND SAFETY
ADVANCED DISPOSAL strives to provide its employees with working conditions that protect their health and safety. The maintenance of safe and healthy working conditions and the prevention of accidents are integral to the successful operation and administration of business. Each employee has a responsibility to prevent accidents by maintaining a safe and healthy work environment, by understanding and following safe work procedures and practices, by complying with ADVANCED DISPOSAL’s Alcohol and Drug-Free Workplace policies and other health and safety policies, and by using all prescribed personal protective equipment.
Violent behavior, threats of violence, and use of weapons on ADVANCED DISPOSAL premises or while performing duties for ADVANCED DISPOSAL is prohibited and will not be tolerated.
ENVIRONMENTAL PROTECTION
The protection and improvement of the environment are the heart of our company. ADVANCED DISPOSAL’s services are designed to meet these goals. Because of this - and to protect the reputation of each of our companies - all business units must be vigilant that their own environmental compliance is in order. Each facility is required to identify and control the environmental hazards related to its operations, fully comply with the mandates of applicable environmental laws and regulations, adequately train its employees so that each may contribute to the compliance effort, conserve resources and energy, and minimize the use and generation of hazardous materials and wastes.
ACCURACY OF RECORDS AND REPORTS
The maintenance of accurate and reliable records is essential to efficient management. All employees are charged with properly recording and reporting all information with respect to their employment and areas of responsibility. Every employee records information of some kind and submits it to ADVANCED DISPOSAL. For example, a helper submits a time card; an engineer fills out environmental reports; a sales representative reports on services rendered to a customer; and a financial analyst records revenues and costs. ADVANCED DISPOSAL’s owners, regulators, creditors, the investment community and other decision makers rely on our records and have a right to expect information that is timely and accurate.
All employees are expected to perform their duties consistent with ADVANCED DISPOSAL’s policies and in furtherance of our obligation to maintain accurate and reliable records. Employees are entitled to reimbursement for reasonable business-related expenses, but only if those expenses are actually incurred and consistent with ADVANCED DISPOSAL’s travel and expense policies and procedures. To submit an expense reimbursement for meals not eaten, miles not driven, airline tickets not used, or for any other expense not incurred is dishonest and will not be tolerated. Arranging business trips solely to facilitate personal travel or vacations at ADVANCED DISPOSAL’s expense is prohibited.
All timesheets, expense reports, and other documents relating to financial matters are required to be completed in an accurate and timely manner. No cost may be charged to a customer if it is not allowed by regulation or customer service agreement. An employee’s signature on a timesheet is verification that the information contained on the timesheet is a true representation of the hours worked and, if applicable, the account for which those hours were incurred. Non-exempt employees working off the clock is strictly prohibited. If you are asked to work off the clock, contact the ADVANCED DISPOSAL Human Resources Department, the Legal Department or the ADVANCED DISPOSAL Compliance Hotline.
In dealing with customers, potential customers, suppliers, and subcontractors, ADVANCED DISPOSAL employees are required to be accurate and complete in all representations, giving no false or misleading statements. Information may not be organized in a way that is intended to mislead or misinform those who receive it. All customers deserve current, accurate and complete costs and pricing data. With respect to government customers and reports filed with governmental agencies (such as state and federal environmental agencies), the submission of a proposal, quotation, status report, financial report or other document that is false, incomplete or misleading can result in civil and/or criminal liability for ADVANCED DISPOSAL, the involved employee, and the supervisor who condones such practices.
PROPER USE OF CORPORATE ASSETS
Employees may not appropriate or divert ADVANCED DISPOSAL property, equipment, opportunities, or employee services for their own personal benefit or other unauthorized or improper uses. Materials collected or obtained from our customers intended for disposal or reclamation/recycling cannot be diverted for personal or any other unauthorized use. Customers pay ADVANCED DISPOSAL to properly dispose or otherwise manage their materials, and we are obligated to do so. The misuse or unauthorized removal of such materials from ADVANCED DISPOSAL vehicles, facilities or ADVANCED DISPOSAL property is prohibited.
The unauthorized removal or sale of material, equipment or supplies belonging to ADVANCED

DISPOSAL is theft and will be treated as such. This applies equally to property such as furnishings, scrap material, vehicles, equipment and supplies, as well as to property created, obtained or copied by ADVANCED DISPOSAL for its exclusive use - such as customer lists, files, reference materials and reports, computer software, data processing systems and databases.
Neither originals nor copies of any business documents may be improperly removed from ADVANCED DISPOSAL premises or used for purposes other than ADVANCED DISPOSAL business without ADVANCED DISPOSAL authorization. The integrity of the computer programs and data that comprise the information assets of ADVANCED DISPOSAL must not be compromised. Exercise extreme care to protect against intentional or unintentional corruption or disclosure outside of ADVANCED DISPOSAL.
Property and information entrusted to us by our customers must similarly be protected against misuse or loss. Likewise, when we acquire property that is subject to limitations on its use, such as license restrictions, we must comply with those limitations. For example, it is improper to make or install unlicensed copies of computer software.
UNFAIR COMPETITION LAWS
The purpose of unfair competition laws, including antitrust laws, is to promote the free enterprise system by eliminating artificial restraints on competition. These laws are enforced vigorously and violations of these laws can subject a violator (whether a business or an individual) to criminal sanctions, substantial fines and/or imprisonment.
In all contacts with competitors, avoid discussing or disclosing pricing policy, terms and conditions, costs, inventories, marketing and product plans, marketing surveys and studies, and any other proprietary or confidential information. Collaboration or discussion of these subjects with competitors can be illegal. If a competitor raises any of these subjects, even lightly or with apparent innocence, employees should object, stop the conversation immediately and tell the competitor firmly that under no circumstance can these matters be discussed, and immediately contact the ADVANCED DISPOSAL Legal Department. If the competitor continues to discuss or propose anti-competitive behavior, terminate discussions and immediately inform your supervisor or another ADVANCED DISPOSAL manager. ADVANCED DISPOSAL employees shall disassociate themselves from participation in any possibly illegal activity with competitors and confine communication to what is clearly legal and proper. Immediately report any incident associated with a prohibited subject to the Legal Department.
DISPARAGEMENT OF COMPETITORS
It is ADVANCED DISPOSAL policy to emphasize the quality of its products and services and to abstain from making disparaging comments or casting doubt on competitors or their products and services. If statements, oral or written, are made concerning a competitor or its products or services, they must be fair, factual, and complete. To do otherwise is unethical and can subject the employee and ADVANCED DISPOSAL to legal sanctions.
ADVANCED DISPOSAL employees shall comply with the following guidelines when communicating about a competitor or its products and services:

•	do not make comments about a competitor’s character and business practices;

•	sell on the basis of ADVANCED DISPOSAL’s capabilities, know-how and benefits to the customer, not on the basis of a competitor’s deficiencies;

•	avoid references to a competitor’s troubles or weak points (e.g., do not mention financial difficulties, pending lawsuits or governmental investigations involving the competitor); and

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do not make any statement about the specifications, quality, utility or value of a competitor’s service unless the statement is based on factual data. Even statements based on factual data must be complete.

In short, employees should stress the advantages of ADVANCED DISPOSAL’s services and be sure that all comparisons are fair and accurate.
GATHERING INTELLIGENCE ON COMPETITORS
In the normal course of business, it is not unusual to unilaterally acquire information about many other organizations, including ADVANCED DISPOSAL competitors. Doing so is a normal business activity and is not unethical in and of itself. In fact, ADVANCED DISPOSAL quite properly gathers this kind of information for such purposes as analyzing markets, extending credit and evaluating suppliers. ADVANCED DISPOSAL also collects information on competitors from a variety of legitimate sources to evaluate the relative merits of its own products, services and marketing methods. This activity is proper and necessary in a competitive system.
However, there are limits to the ways that information should be acquired and used, especially information about competitors. No ADVANCED DISPOSAL employee should employ improper means to acquire a competitor’s trade secrets or other confidential information.
Practices such as industrial espionage, burglary, wiretapping and stealing are unethical and wrong. It is also wrong to hire a competitor’s employees to get confidential information. Improper solicitation of confidential data from a competitor’s current or former employees, or from others subject to confidentiality restrictions is also wrong. ADVANCED DISPOSAL will not tolerate any form of questionable intelligence gathering.
Similarly, during procurement activities of a customer, employees cannot solicit or obtain, directly or indirectly, from any officer or employee of a customer, any proprietary information submitted to the customer by one of our competitors or any confidential source selection information developed by the customer for purposes of evaluating competing bids or proposals. It is important to seek Legal Department advice and counsel with respect to such intelligence gathering efforts and strategies.
PROTECTING PROPRIETARY AND CONFIDENTIAL AND CLASSIFIED INFORMATION
Most of the information that an employee develops as part of their job is proprietary - that is, it is ADVANCED DISPOSAL property, and a valuable business asset. It must be protected because unauthorized disclosure of it could destroy its value to ADVANCED DISPOSAL and give unfair advantage to others. Unintentional disclosure of proprietary information can be just as harmful as intentional disclosure, so care must be taken to avoid all such disclosures.
ADVANCED DISPOSAL employees in possession of proprietary, confidential, or business-sensitive information are required to take appropriate steps to assure that it is strictly safeguarded. Such information could include strategic business plans, operating results, marketing strategies, customer lists, personnel records, financial performance information, pricing information, upcoming acquisitions and divestitures, new investments, and operating costs, margins, processes, and methods.
Only information which has been released to the public, or has received special clearance from Senior Management, may be released to customers, potential customers, colleagues, the media or private individuals.
ADVANCED DISPOSAL may in the future become involved in joint-venture relationships with companies that otherwise are competitors. It is necessary that extreme caution be exercised in divulging information to joint-venture partners about the Company’s business, technical, financial or personnel matters not directly related to performance of the joint-venture relationship.

ADVANCED DISPOSAL employees who have proprietary, confidential and/or classified information in computers or on portable digital media storage devices are required to take appropriate security measures against unauthorized access to such information, including safeguarding laptops and employing passwords (changed periodically) to guard against persons gaining access to computer files.

The Company also respects the privacy of its employees. To that end, for those employees who have access to other employees' personal data, such employees must handle this information responsibly and in compliance with all applicable privacy laws. Employees who handle the personal data must: (1) act in accordance with applicable law; (2) act in accordance with any relevant contractual obligations; (3) collect, use, and process information only for legitimate business purposes; (4) limit access to the information to those who have a legitimate business purpose for seeing the information; and (5) take care to prevent unauthorized disclosure.
USE OF AGENTS, REPRESENTATIVES, CONSULTANTS AND OUTSIDE LAWYERS
There are many legitimate and appropriate reasons to retain and utilize consultants in connection with the process of pursuing new business opportunities or other business activities. However, consultants are never to be used to engage in activities that violate ADVANCED DISPOSAL standards of business conduct, including this Code of Business Conduct. Specifically, and without limitation, it is in violation of ADVANCED DISPOSAL policy to use a consultant to:

•	pay or receive bribes or kickbacks;

•	make political campaign contributions that ADVANCED DISPOSAL is prohibited from making itself;

•	circumvent or evade applicable laws and regulations; or

•
engage in a relationship with another agent, vendor, or business to fix prices, engage in reciprocal dealings, or to otherwise engage in collusion to violate, circumvent, or evade provisions of antitrust laws.

ADVANCED DISPOSAL will employ only reputable, qualified individuals or firms as agents, representatives, and consultants. Standardized ADVANCED DISPOSAL approved consulting agreements must be utilized under Legal Department guidelines.
All vendor and consultant arrangements involving contingent or success fees, lobbying, or marketing, sales or business/project development are required to be pre-approved by the Legal Department.
RELATIONS WITH CUSTOMERS
Our companies have a long-standing reputation for delivering services that meet or exceed applicable professional standards. All work performed by ADVANCED DISPOSAL employees will continue to meet such professional standards of performance, accountability and dependability. In addition, the provision of such services will be consistent with and be responsive to the needs of our customers for cost efficiency and scheduling, and will meet the terms of our contracts.
RELATIONS WITH SUPPLIERS
Suppliers of materials and services to ADVANCED DISPOSAL are a very important resource and should be treated with courtesy and fairness at all times. ADVANCED DISPOSAL employees dealing with suppliers must use common sense, good judgment and the highest standards of integrity. ADVANCED DISPOSAL employees are required to treat all suppliers fairly and lawfully. In deciding among competing suppliers, all facts should be weighed impartially. The selection of subcontractors and suppliers is to be on the basis of objective criteria, such as quality, technical excellence, cost/price, contract terms, schedule/delivery, services and maintenance of adequate sources of supply.
An employee in the position to spend ADVANCED DISPOSAL money, or to influence spending, is a tempting target for vendors. People who sell to our Company may try to influence an employee to give preference to their materials or services. All buying decisions should be based on competitive price, quality and delivery. ADVANCED DISPOSAL expects employees to have friendly and professional relations with suppliers. At the same time, employees need to be open, honest, businesslike and completely ethical. If an employee finds themselves with a supplier/ vendor who seeks to influence them improperly (e.g., by offering gifts or kickbacks in return for business), the employee should immediately communicate the facts to their supervisor and the Legal Department.
RELATIONS WITH GOVERNMENT REPRESENTATIVES AND AGENCIES
From time to time, governmental agencies or representatives may seek substantive information from employees concerning ADVANCED DISPOSAL. It is ADVANCED DISPOSAL policy to cooperate fully with such inquiries, as well as with all authorized regulatory inspections, investigations and examinations. However, in order to ensure that responses to information requests are handled accurately and consistently, or unless an employee’s job causes them to have regular contact with these agencies or representatives, the employee should state that they need to refer the caller to local management or, if need be, the Legal Department or Senior Management, and assist the caller in reaching such person or persons in a timely way.
As with all business contacts, whenever an employee’s job brings them into contact with federal, state or local government representatives, they are required to be truthful and accurate in all statements they make or reports they submit.
POLITICAL CONTRIBUTIONS AND PUBLIC/POLITICAL SERVICE
Employees are encouraged to be part of the political process, including making personal contributions to candidates and causes they consider important. However, employees’ personal contributions to candidates and causes should never be made in the name of ADVANCED DISPOSAL. No employee acting on behalf of ADVANCED DISPOSAL shall make any direct or indirect unlawful contributions to any political candidate or political party. No political contribution is to be paid via PCard, check request, employee expense report or otherwise reimbursed to an employee.
Employees are likewise encouraged to be involved in the political process on their own time, lending their support to candidates and causes of their choosing. However, employees are expressly prohibited from stating, suggesting or implying that ADVANCED DISPOSAL has endorsed, supported, or encouraged a candidate or cause. Employees should take extra care to ensure that this prohibition is adhered to with respect to political views expressed via social media or other interactive web technologies.
Although ADVANCED DISPOSAL encourages its employees to become involved in responsible political action and community service, exercise caution to avoid situations which might compromise ADVANCED DISPOSAL, its customers, or its professional associations. In order to avoid the possibility of such misrepresentations, ADVANCED DISPOSAL employees are required to adhere to the following guidelines:

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Participation in political organizations or public service organizations is on a personal basis. Employees are to be mindful to establish that they are not representing ADVANCED DISPOSAL, and that the opinions they express are their own, not necessarily those of ADVANCED DISPOSAL.

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Employees who are asked to speak before public groups are encouraged to do so for information purposes. However, they may not make such appearances as representatives of ADVANCED DISPOSAL, or speak on behalf of ADVANCED DISPOSAL, without the prior approval of a General Manager or Senior Management.

REGULATORY POLICIES
From time to time, ADVANCED DISPOSAL may decide to influence the development of legislation or regulation pertaining to matters that are of concern to the business community in general or ADVANCED DISPOSAL in particular (e.g., environmental regulations). Such activities may take the form of communications directly with legislators, governmental agencies, the executive branch, and the general public, or indirectly through trade or industry organizations. All such activities are required to comply with all applicable federal, state and local laws governing such activities and contracts with governmental representatives.

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT

This will acknowledge that I have received my copy of the ADVANCED DISPOSAL Code of Business Conduct. I certify that I have read and fully understand the Code of Business Conduct and will comply with its policies. I understand that I am responsible for reporting any violations of the Code that come to my attention. I also acknowledge that if I have any questions or concerns about this information, I will bring it to the attention of the Corporate Human Resources Department, the Legal Department, or other member of management.
PRINTED FULL NAME:
SIGNATURE:
DATE:
NOTE: This form should be signed, detached and returned to your supervisor or human resources administrator within three (3) days after receiving the Code of Business Conduct.